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               UNITED STATES                             OMB APPROVAL
      SECURITIES AND EXCHANGE COMMISSION       -----------------------------
           Washington, D.C. 20549              OMB Number:  3235-0058
                                               Expires:    May 31, 1997
                                               Estimated average burden
                 FORM 12b-25                   hours per response ..... 2.50
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        NOTIFICATION OF LATE FILING               COMMISSION FILE NUMBER
                                                        000-14919
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                                                        CUSIP NUMBER
                                                         62473N206
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(Check One): |X|Form 10-K  |_|Form 20-F  |_|Form 11-K |_|Form 10-Q |_|Form N-SAR



     For Period Ended: June 30, 2001
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     [ ] Transition Report on Form 10-K     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form 20-F     [ ] Transition Report on Form N-SAR
     [ ] Transition Report on Form 11-K

     For the Transition Period Ended: __________________________________________

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.

 If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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                        PART I -- REGISTRANT INFORMATION

MTN Holdings, Inc.
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Full Name of Registrant


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Former Name if Applicable


31 West 47th Street
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Address of Principal Executive Office (Street and Number)


New York, New York  10036
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City, State and Zip Code

                       PART II -- RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

    (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

    (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed
[X] due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

                                SEE ATTACHMENT A

PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Mitchell S. Nussbaum               212                  704-6426
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                  (Name)             (Area Code)          (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is
    no, identify report(s).                                      [X] Yes [ ] No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  [ ] Yes [X] No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                SEE ATTACHMENT B

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                               MTN Holdings, Inc.
              ____________________________________________________
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date September 28, 2001                             By /s/ Mordechai Spiegel
     ----------------------                            -----------------------
                                                       Name:  Mordechai Spiegel
                                                       Title: President

                                  ATTACHMENT A

                              PART III - NARRATIVE

Due to the World Trade Center tragedy, the Registrant, whose principal office is in New York, was unable to complete its audit of the financial statements and the notes thereto, for the Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2001 (the "Annual Report"); therefore, such Annual Report could not be filed within the prescribed time period.